             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


     Effective July 1, 1997, First Savings adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"), which establishes standards for computing and presenting earnings per share
(EPS) data. SFAS 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. Under SFAS 128, basic EPS replaces the former presentation of primary EPS. Also, a dual presentation of basic and diluted EPS is required on the face of the income statement for all entities with complex capital structures, and a reconciliation must be provided of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In accordance with SFAS 128, all prior period EPS data have been restated.

Basic net income per share for the years ended June 30, 1998, 1997 and 1996 was $1.42, $1.05 and $1.05, respectively. Diluted net income per share for the same periods was $1.31, $0.98 and $0.98, respectively. Basic net income per share, or basic EPS, is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if First if First Savings' dilutive stock options were exercised. The numerator of the basic EPS computation is the same as the numerator of the diluted EPS computation for all periods presented. A reconciliation of the denominators of the basic and diluted EPS computations is as follows:

                                                1998       1997       1996
                                              ---------  ---------  ---------
Basic EPS denominator - weighted average
 number of common shares outstanding          3,698,197  3,706,704  3,744,000
Dilutive share effect arising from assumed
 exercise of stock options                      323,757    263,602    249,070
                                              ---------  ---------  ---------

Diluted EPS denominator                       4,021,954  3,970,306  3,993,070
                                              =========  =========  =========